EXHIBIT 2.1

         AGREEMENT OF MERGER (the "Agreement"), dated as of October 7, 1996, by and between NICHE PHARMACEUTICALS, INC., a Delaware corporation ("Niche
Delaware"),  and  NICHE  PHARMACEUTICALS,  INC.,  a  Texas  corporation  ("Niche
Texas").

                  Niche Delaware is a corporation duly organized and existing under the laws of the State of Delaware and has an authorized capitalization of 15,000,000 shares of Common Stock, par value $.01 per share, 10 shares of which are outstanding and are held by Niche Texas, and 2,000,000 shares of Preferred Stock, par value $.01 per share, none of which are outstanding.

                  Niche Texas is a corporation duly organized and existing under the laws of the State of Texas and has an authorized capitalization of 1,000,000 shares of Common Stock par value $.01 per share.

                  The respective Boards of Directors of Niche Delaware and Niche Texas have determined that, for the purpose of effecting the reincorporation of Niche Texas in the State of Delaware, it is advisable and to the advantage of such two corporations that Niche Texas merge with and into Niche Delaware upon the terms and conditions herein provided.

                  The respective Boards of Directors of Niche Delaware and Niche Texas have approved this Agreement and the Boards of Directors of Niche Delaware and Niche Texas have directed that this Agreement be submitted to a vote of their respective stockholders.

                  NOW THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Niche Delaware and Niche Texas, subject to the terms and conditions hereinafter set forth, hereby agree, as follows:

                                        I

                                     MERGER

         1.1 Merger. In accordance with the provisions of this Agreement, the Delaware General Corporation Law ("Delaware Law") and the Texas Business Corporation Act ("Texas Law"), Niche Texas shall be merged with and into Niche Delaware (the "Merger"). Niche Delaware shall be and is hereinafter sometimes referred to as the "Surviving Corporation." Niche Delaware and Niche Texas are sometimes hereinafter referred to as the "Constituent Corporations."

         1.2 Filing and Effectiveness. The Merger shall become effective (the "Effective Date of the Merger") for all purposes, including, without limitation, accounting and operational purposes, except for purposes of the State of Texas, when the following actions shall have been completed:

                  (a) The Agreement and the Merger shall have been adopted and approved by the stockholders of each Constituent Corporation in accordance with the requirements of Delaware and Texas Law; and


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                  (b) An executed  Certificate  of Ownership and Merger  meeting the requirements of Delaware Law, shall have been filed with the Secretary of State of the State of Delaware in accordance with the applicable laws of such State; and

         1.3 Texas Filing. An executed Articles of Merger meeting the requirements of Texas Law, shall be filed with the Secretary of State of the State of Texas in accordance with the applicable laws of such State, contemporaneously with the filing of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware described in Section 1.2(b).

         1.4 By-laws. The By-laws of Niche Delaware as in effect on the Effective Date of the Merger shall continue in full force and effect as the By-laws of the Surviving Corporation.

         1.5 Directors and Officers. The directors and officers of Niche Delaware immediately prior to the Effective Date of the Merger shall be the directors and officers of the Surviving Corporation until their successors shall have been elected and shall qualify or until otherwise provided by law, the Certificate of Incorporation of the Surviving Corporation and the By-laws of the Surviving Corporation.

         1.6 Effect of Merger. Upon the Effective Date of the Merger, the separate existence of Niche Texas shall cease and Niche Delaware, as the Surviving Corporation, (i) shall continue to possess all of its rights and property as constituted immediately prior to the Effective Date of the Merger and shall succeed, without other transfer, to all of the rights and property of Niche Texas, and (ii) shall continue to be subject to all of its debts and liabilities as constituted immediately prior to the Effective Date of the Merger and shall succeed, without other transfer, to all of the debts and liabilities of Niche Texas in the same manner as if Niche Delaware had itself incurred them, pursuant to Delaware and Texas Law.

                                       II

                          MANNER OF CONVERSION OF STOCK

         2.1 Niche Texas Capital Stock. The Common Shares of Niche Texas issued and outstanding on the Effective Date of the Merger shall, by virtue of the Merger and without any action by the holder of such shares or the Surviving Corporation, be converted into fully paid and nonassessable shares of Common Stock, par value $.01 per share, of the Surviving Corporation on the basis of one and one-fourth (1 1/4) shares of Common Stock of the Surviving Corporation for each one (1) share of Common Stock of Niche Texas.

         2.2 Fractional Shares. No fractional shares of Common Stock of the Surviving Corporation or cash in lieu thereof shall be issued or paid in connection with the conversion pursuant to Section 2.1. If fractional shares would otherwise result from such conversion, stockholders who would be entitled to receive such fractional shares if they were to be issued shall instead receive a full share.


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         2.3 1996 Stock Option Plan.  On the Effective  Date of the Merger,  the
1996 Stock Option Plan of Niche Texas shall become the 1996 Stock Option Plan of the Surviving Corporation and the number of shares of Common Stock authorized for issuance upon the exercise of options granted under the 1996 Stock Option Plan shall be increased on the basis of one and one-fourth (1 1/4) shares of Common Stock of the Surviving Corporation for each one (1) share of Common Stock of Niche Texas.

         2.4 Niche Texas Rights and Options. On the Effective Date of the Merger, each outstanding right and option to acquire shares of Common Stock of Niche Texas shall become, respectively, rights and options to acquire shares of the Surviving Corporation's Common Stock on the basis of one and one-fourth (1 1/4) shares of the Surviving Corporation's Common Stock for each one (1) share of Common Stock of Niche Texas issuable pursuant to any such right or option, as the case may be, at a price per share equal to the purchase (or conversion) price under such Niche Texas right or option prevailing at the Effective Date of the Merger divided by one and one-fourth (1 1/4).

         2.5 Niche Delaware Capital Stock. Any then outstanding shares of Common Stock of Niche Delaware which are owned by Niche Texas immediately prior to the Merger shall be canceled at the Effective Date of the Merger.

                                       III

                                  MISCELLANEOUS


         3.1 Niche Delaware Certificate of Incorporation. Annexed hereto as Exhibit A is the Certificate of Incorporation of Niche Delaware.

         3.2 Abandonment. At any time before the Effective Date of the Merger, the Agreement may be terminated and the Merger may be abandoned for any reason whosoever by the Board of Directors of either Niche Texas or Niche Delaware or both, notwithstanding approval of the Agreement by the stockholders of Niche Texas, the stockholders of Niche Delaware or both.

         3.3 Registered Office. The registered office of the Surviving Corporation in the State of Delaware is located at 15 East North Street, Dover, Delaware, and United Corporate Services, Inc. is the registered agent of the Surviving Corporation at such address.

         3.4 Agreement. Executed copies of this Agreement will be on file at the principal place of business of the Surviving Corporation at 200 North Oak, Roanoke, Texas, and copies thereof will be furnished to the stockholders of each Constituent Corporation upon request and without cost.

         3.5 Governing Law. The Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware, and, so far as applicable, the merger provisions of Texas Law.

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         3.6 Counterparts.  The Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original.

         IN WITNESS WHEREOF, this Agreement, having been first approved by resolutions of the Board of Directors of Niche Delaware and Niche Texas, is hereby executed on behalf of each of such two corporations by their respective officers thereunto duly authorized.

                                            NICHE PHARMACEUTICALS, INC.,
                                            a Delaware corporation


                                            By:/s/ Stephen F. Brandon
                                               Stephen F. Brandon, President


                                            NICHE PHARMACEUTICALS, INC.,
                                            a Texas corporation


                                            By:/s/Stephen F. Brandon
                                               Stephen F. Brandon, President













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